                                                                    EXHIBIT 99.2

(PULTE HOMES LOGO)


FOR IMMEDIATE RELEASE                                      Contact: James Zeumer
                                                               Pulte Homes, Inc.
                                                                  Vice President
                                                                  (248) 433-4597
                                                            jim.zeumer@pulte.com



                       PULTE HOMES ANNOUNCES $200 MILLION
                            STOCK REPURCHASE PROGRAM

BLOOMFIELD HILLS, MI, FEBRUARY 1, 2006 -- Pulte Homes, Inc. (NYSE: PHM) announced today that its Board of Directors authorized an additional $200 million in share repurchases. Shares will be purchased from time-to-time in the open market, depending upon market conditions.

"Pulte Homes ended 2005 with a net debt to total capitalization of 29%," said Roger A. Cregg, Executive Vice President and CFO. "During the fourth quarter of 2005, we repurchased approximately $102 million worth of Pulte Homes stock, leaving approximately $20 million available under the existing plan. This increased authorization reflects Board and management agreement that there are opportunities to maximize shareholder value by balancing capital allocation into the business, the payment of dividends and the repurchase of stock, while still maintaining a strong balance sheet."


ABOUT PULTE HOMES

         Pulte Homes, Inc., (NYSE: PHM), based in Bloomfield Hills, Mich., is a FORTUNE 200 company with operations in 54 markets and 27 states. In 2005, the company delivered 45,630 homes in the U.S. and generated consolidated revenues of $14.7 billion. During its 56-year history, the company has constructed more than 450,000 homes. In 2005, Pulte Homes received the most awards in the J.D. Power and Associates New Home-Builder Customer Satisfaction Study(sm), marking the sixth-straight year Pulte achieved this distinction among America's largest homebuilding companies. Pulte opefsrations were highest-ranked in 16 markets and were among the top three in 22 of 27 markets in which it qualified. Under its Del Webb brand, Pulte is the nation's largest builder of active adult communities for people age 55 and better. Its DiVosta operation is nationally recognized for a proprietary building system that has delivered more than 25,000 "Built Solid" homes in Florida since 1960. Pulte Mortgage LLC is a nationwide lender and offers Pulte customers a wide variety of loan products and superior customer service.

WEBSITES: www.pulte.com; www.delwebb.com; www.divosta.com


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